EXHIBIT 10.29

COMPENSATORY ARRANGEMENTS OF DIRECTORS

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $25,000. The Chairman of the Board of Directors (the "Board") is paid an additional annual retainer of $40,000. The Chair of each of the committees of the Board are paid an additional annual fee as follows: the Chair of the Audit Committee is paid an additional annual fee of $20,000; the Chair of the Compensation Committee is paid an additional annual fee of $10,000; and the Chair of the Nominating and Corporate Governance Committee is paid an additional annual fee of $10,000. The members of the committees, other than the Chair, are paid additional annual fees as follows: members of the Audit Committee are paid an additional annual fee of $10,000, members of the Compensation Committee are paid an additional annual fee of $5,000, and members of the Nominating and Corporate Governance Committee are paid an additional annual fee of $5,000. Non-employee directors also receive a one-time award of restricted stock after their initial election to the Board that vests over four years and an annual award of restricted stock that vests fully in the year awarded, both of which are granted under our Third Amended and Restated 2014 Stock Plan. In addition, we reimburse non-employee directors' travel expenses and other costs associated with attending Board or committee meetings. We do not pay compensation to our executive officers for their service as directors.